Exhibit 99.2

RYMAN HOSPITALITY PROPERTIES ANNOUNCES INVESTMENT IN GAYLORD ROCKIES RESORT AND CONVENTION CENTER PROJECT

NASHVILLE, Tenn. – (March 9, 2016) – Ryman Hospitality Properties, Inc. (NYSE:RHP) (“Ryman” or “the Company”) announced today that it has acquired a 35 percent equity ownership stake in the Gaylord Rockies Resort and Convention Center project in Aurora, Colorado, with an expected aggregate investment of approximately $86 million. RIDA Development Corp. and Ares Management, L.P. are leading the owner and development partnership and Marriott International, Inc. (NASDAQ:MAR) will manage the hotel and convention center. The property is currently under construction and is scheduled to open in late 2018. Under the terms of our agreement, RIDA will continue in its role as managing partner and developer. Today’s announcement represents a minority stake by Ryman Hospitality Properties and has no effect on the project’s previously announced scope, design, budget, timing, development team or hotel management.

RIDA and Ares previously announced the closing of a $500 million construction loan in December of 2015 to develop the 1,500 room resort hotel with over 485,000 square feet of exhibition, meeting, pre-function and outdoor space, eight food and beverage outlets, a $25 million waterpark, and other high quality amenities. Located less than ten minutes from the Denver International Airport, one of the most well-traveled and accessible airports in the world, and 25 minutes from downtown Denver, the resort will be ideally situated for both business and leisure travelers.

Colin Reed, chairman and chief executive officer of Ryman Hospitality Properties, said, “We have always been strong believers in the development of a Gaylord Hotels branded property in Colorado, which we consistently hear from meeting planners and customers is one of the most desirable tourist and business travel destinations in the United States. Further, we know the dynamics necessary for this type of hotel to succeed better than anyone – and we are confident that a resort of this caliber, in a highly strategic western location bearing the distinguished Gaylord Hotels brand, will appeal to new customers as well as existing group customers who rotate through the Gaylord network. We are also encouraged by the lack of new competitive supply of hotels with more than 1,000 rooms slated to open in the foreseeable future.”

Reed continued, “This investment provides us with the right vehicle by which to make a strategic, long-term investment in a project that we are confident will bring a strong return for our shareholders, without having the full development cost on our company’s balance sheet. In addition, we are partnering with a best-in-class group of hospitality and development experts: RIDA, Ares and Marriott.”

RIDA Development Corp CEO Ira Mitzner said, “We are pleased to welcome Ryman Hospitality into the project. Their synergistic expertise as owners of the four existing Gaylord Hotels will greatly inure to the benefit of the Gaylord Rockies.”

Mike Stengel, senior vice-president of Gaylord Hotels, added, “We are pleased for Ryman Hospitality Properties to join the owner partnership for Gaylord Rockies. They have been supportive partners since the Gaylord Hotels brand joined the Marriott portfolio in October of 2012, and this new collaboration will strengthen both the Rockies project as well as our partnership going forward.”

Lee Neibart, chairman of the Ares Real Estate Group, said, “We are pleased to welcome Ryman to this project, especially since it has significant expertise in owning and operating Gaylord properties. We are excited about the knowledge and resources that it will bring to the Gaylord Rockies Resort & Convention Center.”

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and 650 AM WSM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

About Marriott International, Inc.

Marriott International, Inc. (NASDAQ: MAR) is a global leading lodging company based in Bethesda, Maryland, USA, with more than 4,400 properties in 87 countries and territories. Marriott International reported revenues of more than $14 billion in fiscal year 2015. The company operates and franchises hotels and licenses vacation ownership resorts under 19 brands. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

About Gaylord Hotels

Gaylord Hotels®, part of the Marriott portfolio of brands, offers extraordinary environments with “everything in one place”— diverse dining options, a full-service spa, pools, top-notch entertainment, shopping and more. Current locations include Gaylord Opryland in Nashville,

Tennessee; Gaylord Palms in Kissimmee, Florida; Gaylord Texan in Grapevine, Texas; Gaylord National on the Potomac in National Harbor, Maryland; and The Inn at Opryland in Nashville. For more information, visit www.GaylordHotels.com.

About RIDA Development

RIDA Development Corporation has achieved an international reputation for creating innovative, high quality, and successful real estate ventures. Headquartered in Houston, Texas and founded in 1972 by David Mitzner, RIDA operates major divisions in Texas, Florida, and Europe. RIDA is among one of Poland’s largest and most well - known private investment groups, and its Polish portfolio alone is valued at more than $2 Billion. In the United States RIDA has become one of the South’s most active development groups and is currently managing and developing projects worldwide of retail, office, distribution, residential, hotel and mixed- use land developments with a value in excess of $5 billion. As one of the most active conference hotel developers in the last decade, RIDA’s major hotel development projects have earned it a reputation as one of the industry’s most creative development teams.

About Ares Management, L.P.

Ares Management, L.P. is a publicly traded, leading global alternative asset manager with approximately $94 billion of assets under management as of December 31, 2015 and more than 15 offices in the United States, Europe and Asia. Since its inception in 1997, Ares has adhered to a disciplined investment philosophy that focuses on delivering strong risk-adjusted investment returns throughout market cycles. Ares believes each of its distinct but complementary investment groups in Credit, Private Equity and Real Estate is a market leader based on assets under management and investment performance. Ares was built upon the fundamental principle that each group benefits from being part of the greater whole.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “expects,” “intends” or other similar words or expressions. These statements are based on the Company’s current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained. Factors that can cause actual results to differ materially from the Company’s expectations include, but are not limited to: delays in construction and development of the Gaylord Rockies Resort and Convention Center; financing requirements; risks associated with being a non-managing member of a joint venture; construction cost overruns; volatility in equity or debt markets; rising interest rates; rising insurance premiums; a substantial deterioration in economic conditions; and risks related to natural disasters. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements are described in the filings made from time to time by the Company with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and, except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com

~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com dzacchei@sloanepr.com